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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 2 to Registration Statement (No. 333-49773) of Conrad Industries, Inc. of (i) our report dated April 8, 1998 related to the balance sheet of Conrad Industries, Inc. as of March 31, 1998;
(ii) our report dated March 31, 1998 related to the financial statements of Orange Shipbuilding Company, Inc. as of September 30, 1996 and 1997 and for each of the years then ended; and (iii) our report dated March 31, 1998 related to the financial statements of Conrad Shipyard, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, each appearing in the Prospectus, which is part of such Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

New Orleans, Louisiana
May 28, 1998